UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 1, 2016 (March 31, 2016)

HEMISPHERX BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27072	52-0845822
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

1617 JFK Boulevard, Suite 500, Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 988-0080

1617 JFK Boulevard, Suite 500, Philadelphia, PA 19103
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 3, 2016, Hemispherx Biopharma, Inc. (the “Company”) entered into a Sales, Marketing, Distribution and Supply Agreement (the “Agreement”) with Scientific Products Pharmaceutical Co. LTD, a Saudi Arabia based pharmaceutical company (“Scien”). Pursuant to the Agreement, the Company granted Scien an exclusive license to sell, market and distribute human leukocyte derived Interferon alfa-n3 (the “Product”) for refractory/recurrent genital warts, recombinant interferon refractory patients and patients with other infectious diseases, e.g., Middle East Respiratory Syndrome (“MERS”), influenza, West Nile Virus and cancer (the “Field”) within the Gulf Cooperation Council states (the “Territory”) for Direct Access/EAP and Regulatory Agency-Approved purposes.

A condition precedent to the granting of the license is the successful completion of a clinical study to be performed by the Saudi Ministry of Health on at least five persons in Saudi Arabia treating early onset patients infected with MERS. Scien will purchase the Product to be used in this study.

Pursuant to the Agreement, Scien will, among other things, prepare a business plan to make aware and educate physicians and patients about the Product both prior to and following approval of the Product, assist the Company to gain regulatory approval of Product in the Field in the Territory and, if needed, assist in recruiting clinical trial sites and principal investigators in the Field in the Territory.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

April 1, 2016	By:	/s/ Thomas K. Equels
Thomas K. Equels, President